Exhibit 10.16

EXECUTION VERSION

PROJECT ADMINISTRATION AGREEMENT

Dated as of August 16, 2010

By and Between

SOUTH TRENT WIND LLC

and

NRG TEXAS POWER LLC

i

ii

Schedule 1:	Principal Project Documents

iii

PROJECT ADMINISTRATION AGREEMENT

This PROJECT ADMINISTRATION AGREEMENT (this “Agreement”) is made as of this 16th day of August, 2010 (the “Effective Date”), by and between SOUTH TRENT WIND LLC, a Delaware limited liability company (the “Project Company”) and NRG TEXAS POWER LLC, a Delaware limited liability company (the “Administrator”).

W I T N E S S E T H:

WHEREAS, the Project Company owns a 101.2 MW wind project in Nolan and Taylor Counties, Texas (the “Wind Farm”) and the Administrator has expertise in providing administrative services to wind projects; and

WHEREAS, the Project Company desires to engage the Administrator and the Administrator wishes to accept such engagement, to provide administrative services to the Project Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01   Definitions. Unless the context shall otherwise require or the express terms of this Agreement shall otherwise provide, capitalized terms used in this Agreement shall have the following meanings:

“Administrative Agent” has the meaning given to such term in the Financing Agreement.

“Administrative Services” means the responsibilities of the Administrator under Article II of this Agreement.

“Administrator” is defined in the preamble.

“Administrator Protected Party” is defined in Section 9.01(a).

“Affiliate” of a Person (“First Person”) shall mean a Person which directly or indirectly controls, or is controlled by, or is under common control with, the First Person, and shall also include any limited partnership or limited liability company of which the First Person or an Affiliate thereof is the general partner, managing member or manager, as the case may be. “Control” of a Person shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of that Person.

“Agreement” is defined in the preamble.

“Approved Budget” is defined in Section 2.02(k).

“BOP O&M Agreement” is defined on Schedule 1.

“BOP O&M Contractor” is defined on Schedule 1.

“Build Out Agreement” means any agreement entered into between the Project Company and any other Person with respect to an adjacent wind farm to the Wind Farm.

“Certified Public Accountants” means a firm of independent public accountants selected from time to time by the Project Company. The initial Certified Public Accountants are KPMG with respect to financial matters and KPMG with respect to compliance matters.

“Core Duties” means the following services to be provided with respect to the Project Company: (i) supervision, monitoring and enforcement with respect to Service Providers, (ii) bookkeeping and record keeping, (iii) overall coordination of the Project Company’s administrative activities (including, the Administrative Services), (iv) reporting to and communication with the Project Company, (v) depositing funds into the accounts maintained on behalf of the Project Company pursuant to Section 2.01(a) hereof, (vi) payment of the Project Company’s administrative expenses out of Project Company funds, and (vii) the making of distributions out of available cash as provided under the relevant provisions of the Project Company LLC Agreement and, prior to the Discharge Date, the Financing Agreement and the Depository Agreement.

“Depository” means The Bank of New York Mellon, a New York Banking Corporation, in its capacity as Depository pursuant to the Depository Agreement.

“Depository Agreement” means the Depository Agreement, dated as of June 14, 2010, among the Project Company; Mizuho Corporate Bank, Ltd., acting through its New York Branch, and the Depository (as amended, modified and supplemented from time to time).

“Discharge Date” has the meaning given to such term in the Financing Agreement.

“Effective Date” is defined in the preamble.

“Emergency Expenditure” is defined in Section 4.01(c).

“Events of Default” is defined in Section 8.01.

“FERC” means the Federal Energy Regulatory Commission and any successor thereto.

“Financing Agreement” means the Amended and Restated Financing Agreement, dated as of June 14, 2010, among the Project Company; Bayerische Landesbank, acting through its New York Branch; HSH Nordbank AG, New York Branch; Banco Espirito Santo, S.A., New York Branch; Norddeutsche Landesbank Girozentrale, acting through its New York Branch, Mizuho Corporate Bank, Ltd., acting through its New York Branch, and the lenders party thereto from time to time (as amended, modified and supplemented from time to time).

“Fiscal Year” means the calendar year and in the case of the initial Fiscal Year the period beginning on the Effective Date and ending on December 31, 2010.

“Force Majeure” means any circumstances beyond the reasonable control of the Administrator that causes delay in, or failure of, performance of obligations under this Agreement, and then only to the extent the circumstance is not the result of the willful misconduct or negligent act or omission of the Administrator. To the extent that the following fall within the foregoing limitations, they will fall within the definition of “Force Majeure”: acts of God; fire; accident; flood; explosion; war; hurricane; tornado; riot; government action or inaction; national strike, collective bargaining obligations or labor dispute.

“FPA” means the Federal Power Act of 1935, as amended, 16 U.S.C. § 792 et seq.

“GAAP” means generally accepted United States accounting principles, consistently applied.

“GDP Implicit Price Deflator” means the most recent revision of the implicit price deflator for the gross domestic product as computed and published by the United States Department of Commerce.

“Independent Engineer” means (i) prior to the Discharge Date, the Independent Engineer, under, and as defined in, the Financing Agreement and (ii) on any after the Discharge Date, Garrad Hassan Group Limited, or any other Person with experience serving as an independent engineer on utility scale wind projects.

“O&M Agreement” is defined on Schedule 1.

“O&M Contractor” is defined on Schedule 1.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or governmental authority.

“Principal Project Documents” means those documents listed on Schedule 1.

“Project Company” is defined in the preamble.

“Project Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Project Company dated as of June 14, 2010.

“Project Company Protected Party” is defined in Section 9.01(b).

“Reference Rate” means the rate as published, from time to time, in The Wall Street Journal as the prime lending rate or “prime rate” plus one percent (1%).

“Relevant Experience” means for a period of at least two (2) years prior to the relevant date, owned or managed more than (1) 150 MW of wind generation assets or (2) 500 MW of electric generation assets that include 50 MW of wind generation assets.

“Sale Termination Option Period” is defined in Section 7.03(c).

“Service Providers” means the BOP O&M Contractor, the O&M Contractor, and each other party hired by the Project Company or the Administrator on behalf of the Project Company, to perform services for the Project Company or with respect to the Wind Farm, including other providers of scheduling, maintenance, repair and warranty services, certified public accountants, tax return preparers, law firms, engineering firms, power and renewable energy credit brokers or marketers, and other professional advisors and consultants.

“Term” is defined in Section 7.01.

“Wind Farm” is defined in the recitals.

“Wind Farm Site” means the real property estates created by the real property documents described on Schedule 1.

“Wind Farm Services Fee” is defined in Section 4.01(a).

ARTICLE II

ADMINISTRATOR’S RESPONSIBILITIES

Section 2.01   Direction from Project Company. The Administrator shall perform the Administrative Services set forth herein and in accordance with the direction, instructions, decisions and policies of the Project Company. The Administrator shall perform the Administrative Services solely in accordance with the authority granted to the Administrator herein, or as directed by the Project Company. The Administrator may rely on any such request, notice, communication, authorization, consent, approval or direction as having been given or made by the Project Company.

Section 2.02   Responsibilities. The Administrator shall provide the following administrative services on behalf of the Project Company:

(a)         Maintain, in the name and for the exclusive benefit of the Project Company, bank accounts in a manner consistent with the provisions of the Financing Agreement into or through which the Administrator shall promptly deposit the funds received by it on behalf of the Project Company with respect to the Wind Farm.

(b)         (i) Collect on behalf of the Project Company, or cause to be so collected, all payments due to the Project Company with respect to the Wind Farm or otherwise; and

(ii) promptly (but in no event later than the date such payment is due and payable) remit or direct to be remitted (including directions to the Depository) from funds of the Project Company amounts in payment of the expenses of the Project Company as provided for in the

Approved Budget or in any approved variance therefrom, or which constitute Emergency Expenditures, and in accordance with the Financing Agreement;

(c)          Subject to the expenditure limitations set forth in the Approved Budget, or otherwise approved by the Project Company, purchase or lease, at the sole expense of the Project Company (but subject to Section 4.01 (c) of this Agreement), any materials, supplies and equipment necessary for the performance of the services to be performed by the Administrator or the Project Company pursuant to this Agreement; provided that nothing herein shall imply any guarantee or undertaking by the Administrator with respect to the collection of amounts due to the Project Company which remain uncollected after commercially reasonable efforts by the Administrator, at the sole expense of the Project Company (but subject to Section 4.01 (c) of this Agreement) to collect such amounts, and nothing herein shall imply any duty of the Administrator under any circumstances to expend its own funds in payment of the sole expenses of the Project Company. In addition, the Administrator shall (i) determine the need for, and, if it reasonably determines that doing so would be in the commercial interests of the Project Company, make or instruct the Project Company to make draws under a working capital or other facility of the Project Company permitted under the Financing Agreement or, after the Discharge Date, any Affiliate of the Project Company, if any, and (ii) establish appropriate reserves, as it determines necessary to meet the Project Company’s cash flow requirements, in each case, in accordance with the direction and approval of the Project Company, and shall cause such funds to be deposited into the Project Company’s accounts as required pursuant to the terms of the Financing Agreement, prior to the Discharge Date (to the extent such funds are available);

(d)         Maintain complete and accurate financial books and records of the Project Company’s operations in accordance with prudent business practices and GAAP and make such books and records available for inspection and copying during normal business hours on its premises by any Person authorized by the Project Company to inspect or copy such books and records, subject to appropriate confidentiality safeguards;

(e)          Supervise and monitor the Project Company’s and each counterparty’s compliance (and where necessary or desirable, at the Project Company’s sole expense (but subject to Section 4.01(c) of this Agreement) and enforce each counterparty’s compliance) with the administrative terms and conditions of all contracts under which the Project Company has any obligations or rights, including the Principal Project Documents or, in the case of Principal Project Documents with respect to which and to the extent the performance of the Project Company’s obligations, or the supervision and monitoring of the counterparty’s compliance with the administrative terms of which, the Project Company has delegated such functions to a Service Provider (including the BOP O&M Contractor and the O&M Contractor), supervise and monitor the administrative aspects of such Service Provider’s performance of such delegated functions;

(f)           Perform on behalf of the Project Company all reporting and other routine administrative responsibilities reasonably believed by the Administrator to be required under the Principal Project Documents (except to the extent required to be performed by the BOP O&M Contractor and the O&M Contractor under the BOP O&M Agreement and O&M Agreement, respectively) and appropriately maintain the corporate documents of the Project Company;

(g)          Prepare and file or cause to be prepared and filed by the Certified Public Accountants on behalf of the Project Company, on a timely basis all federal, state and local tax returns and related information and filings required to be filed by the Project Company or delivered to the Project Company, pay out of the Project Company’s funds (which shall be in accordance with the Financing Agreement and the Depository Agreement prior to the Discharge Date) all taxes and other governmental charges shown to be due thereon before they become delinquent and make all tax elections believed by the Administrator to be necessary or desirable for the Project Company;

(h)         Within thirty (30) days after the end of each quarter (or more often, at the Administrator’s option), prepare, or cause to be prepared, and submit to the Project Company, a status report relating to the financial operations of the Wind Farm for such quarter (or for the applicable shorter period, if such report is submitted more frequently than quarterly), in a format to be agreed upon by the Administrator (and the BOP O&M Contractor or O&M Contractor, if appropriate) and the Project Company (but in each case as required by the Financing Agreement). The Wind Farm operations report, which may be combined with other operations reports provided by the BOP O&M Contractor and/or the O&M Contractor, will detail variances between actual and budgeted financial performance;

(i)             Within forty-five (45) days after the end of each quarter, prepare, or cause to be prepared, and submit to the Project Company, unaudited internal GAAP financial statements for each quarter, in a format to be agreed upon by the Administrator (and the BOP O&M Contractor or O&M Contractor, if appropriate ) and the Project Company (but in each case as required by the Financing Agreement) which would include project GAAP income allocations;

(j)            Supervise and monitor the Service Providers with respect to the administrative aspects of their performance of services for the Project Company and, where necessary or desirable, at the Project Company’s sole expense (but subject to Section 4.01(c) of this Agreement), enforce each Service Provider’s compliance with its administrative obligations to the Project Company; provided that the Administrator’s responsibility for matters that are subject to the Project Company’s arrangements with Service Providers (other than Service Providers performing Core Duties) shall consist solely of such supervision, monitoring and enforcement and shall not include responsibility for the proper performance of any such matters;

(k)         At least fifty (50) days prior to the end of each Fiscal Year, prepare, or cause to be prepared, and submit to the Project Company a proposed budget and operating plan of the Wind Farm for the immediately following Fiscal Year, which shall be in a format to be agreed upon by the Administrator and the Project Company and subject to approval of the Project Company and, prior to the Discharge Date, the Administrative Agent (as so approved, the “Approved Budget”). The Approved Budget shall be prepared in accordance with the directions and requirements of the Project Company and the Financing Agreement;

(l)             Notify the Project Company of any material variance from the Approved Budget promptly after learning of such variance;

(m)     Within ninety (90) days after the end of each Fiscal Year, cause the Project Company’s Certified Public Accountants to prepare, review and submit to the Project Company annual audited financial statements for the Project Company, and assist and cooperate with the Project Company’s Certified Public Accountants in connection with all audits made of the Project Company’s books and records;

(n)         Provide such readily available information to each of the Project Company and/or the Administrative Agent as it may reasonably request from time to time;

(o)         Represent the Project Company in business matters with third parties to the extent contemplated by the Principal Project Documents and as directed by the Project Company, subject to the terms of the Financing Agreement, and cause the Project Company to execute such additional documents reasonably deemed necessary or desirable by the Administrator to effectuate the transactions and agreements contemplated by the Principal Project Documents; provided that with respect to any such material additional document the Administrator shall be entitled to request and rely upon instructions from the Project Company;

(p)         (i) Cause the Project Company to obtain and maintain all commercially available insurance required by the Project Company to be maintained on behalf of the Project Company and the Wind Farm in accordance with the Principal Project Documents and the Financing Agreement and (ii) on an annual basis, provide the Project Company with certificates from the insurance broker verifying the insurance maintained with respect to the Project Company and the Wind Farm and setting forth the details of all active insurance policies in connection therewith;

(q)         Engage Service Providers as reasonably believed by the Administrator to be necessary or desirable (provided that any contract proposed to be entered into with a Service Provider that is an Affiliate of the Administrator shall be subject to the approval of the Project Company, or as instructed by the Project Company, to represent or perform services for the Project Company; provided that the Administrator shall be entitled to request and rely upon instructions from the Project Company with respect to the engagement of any Service Provider; and provided, further that it is understood that to the extent the Administrator engages a Service Provider to perform a Core Duty, the Administrator shall bear the cost and expense associated with engaging such Service Provider and shall remain responsible for the proper performance of such Core Duty;

(r)            (i) Procure and maintain all required governmental approvals and permits and prepare and submit all filings of any nature that are required to be made thereunder, (ii) prepare and submit all filings of any nature that are required to be made by the Project Company under any laws, regulations or ordinances applicable to the Project Company, (iii) upon becoming aware of any adverse change or possible adverse change to the Project Company’s status as an entity not required to seek FERC approval under the FPA, take all reasonable steps, in consultation with the Project Company, necessary to maintain or re-obtain, as applicable, such status, and (iv) maintain the Project Company’s status as an “Exempt Wholesale Generator;” provided that, in each case, if responsibility for such activity or duty has been delegated to a Service Provider, the Administrator shall supervise and monitor such Service Provider’s performance of such delegated activity or duty;

(s)           Not take any affirmative action as would cause the Project Company in any material respect to violate any federal, state or local laws and regulations, including environmental laws and regulations, and to the extent that the Administrator has knowledge of any such existing or prospective violation take, or direct Service Providers to take, commercially reasonable actions, at the sole expense (but subject to Section 4.01 (c) of this Agreement) of the Project Company (unless such existing or prospective violation arises from a breach of the Administrator’s duties hereunder), to redress or mitigate any such violation;

(t)            (i) Give prompt written notice to the Project Company of any litigation, material disputes with governmental authorities, material defaults or material force majeure events under the Principal Project Documents and material losses suffered by the Wind Farm promptly after learning of the same, and (ii) furnish to the Project Company, or direct a Service Provider to so furnish, copies of all material documents furnished to the Project Company or the Administrator by any governmental authority or furnished to any governmental authority by the Project Company;

(u)         Subject to the Financing Agreement and the Depository Agreement, make distributions out of available cash as provided under the relevant provisions of the Project Company LLC Agreement and as required and directed by the Project Company;

(v)         Perform such other administrative tasks as the Project Company may reasonably request from time to time in connection with or related to the Project Company and/or the Wind Farm, subject to appropriate exculpatory provisions as the Administrator may reasonably request, consistent with the terms of this Agreement;

(w) Engage the Independent Engineer to perform all functions required by the Independent Engineer as may be directed by the Project Company from time to time; and

(x)         Administer on behalf of the Project Company, the collection and payment (including the submittal of invoices) of expenses required to be paid under any co-tenancy or similar agreement concerning common facilities entered into pursuant to a Build Out Agreement in a timely manner such that the Project Company or the counterparties to such agreements will have sufficient notice to be able to pay their respective expenses when due and payable pursuant to and in accordance with such agreements.

ARTICLE III

STANDARD OF PERFORMANCE

Section 3.01   Diligence, Care and Prudence. The Administrator shall use such diligence, care and prudence in the performance of its duties set forth in Article II hereof (including in supervising, monitoring and enforcing any rights) and shall devote such time, effort and skills of its employees as an ordinary administrator in like position would do in like circumstances; provided that the Administrator shall be deemed to have satisfied its duties:

(a)         in respect of supervision or monitoring of the BOP O&M Contractor and the O&M Contractor and monitoring of the Wind Farm Site (in the absence of actual knowledge of specific operational, maintenance or legal compliance issues requiring more extensive supervisory activities), and without any further investigation, verification or consultation by the Administrator, through (i) four (4) site visitations during each twelve (12) month period, (ii) semi-monthly telephone or personal communication with responsible officers of the BOP O&M

Contractor and the O&M Contractor, and (iii) diligent review of periodic reports required to be issued by the BOP O&M Contractor and the O&M Contractor under the BOP O&M Agreement and the O&M Agreement, respectively;

(b)         in respect of supervision or monitoring of Service Providers providing legal, accounting, tax preparation, engineering and advisory services, by diligent review of the work product of such Service Providers, and without any duty to conduct further investigation, verification or consultation, in the absence of actual knowledge that such work product is incorrect or incomplete; and

(c)          in respect of any specific matter or circumstance requiring interpretation, application, or enforcement of Principal Project Documents, by relying conclusively on the advice of qualified legal counsel and/or qualified industry consultants engaged to advise the Project Company or the Wind Farm with respect to such matter or circumstance.

It is understood and agreed that the Administrator is not guaranteeing or undertaking to procure any financial or other outcome with respect to the Project Company or Wind Farm.

Section 3.02   Limitation on Liability. The Administrator shall have no liability under this Agreement for failure to take actions as to which it has requested the consent of the Project Company for the Administrator to perform if such consent is not timely given (including actions requiring a variance from the Approved Budget for which a request for variance by the Administrator has been made and not timely approved), or for actions taken at the direction of the Project Company, or for actions requiring the expenditure of Project Company funds if such funds are not available.

ARTICLE IV

COMPENSATION AND PAYMENT

Section 4.01   Wind Farm Services Fees. Following the Effective Date, the Project Company shall pay to the Administrator the following fees for the Administrative Services and pay or reimburse the following expenses:

(a)         Services. For each Fiscal Year (prorated to the extent that such year consists of more or less than twelve (12) months) the Administrator shall be paid an amount equal to Two Hundred Thousand Dollars ($200,000) per annum (the “Wind Farm Services Fee”), payable in monthly increments on the first day of each month of a Fiscal Year and adjusted annually to reflect changes in the GDP Implicit Price Deflator; provided that if the first day of the Term is not the first day of the month, the payment for the balance of that month shall be payable on the first day of the Term, or at the option of the Administrator, at the same time as the payment for the succeeding month.

(b)         Expenses. It is understood by the Project Company that the Wind Farm Services Fee is inclusive of the Administrative Services. No additional fees for the performance of the Administrative Services will be charged to the Project Company in addition to the Wind Farm Services Fee. If the Administrator, at the request of the Project Company, performs services not contemplated by the Administrative Services, the fee for such additional services shall be such amounts payable at such times as the Administrator and the Project Company shall agree.

It is understood that all out-of-pocket expenses incurred in the administration and operation of the Project Company and the Wind Farm are solely for the account of the Project Company and may be disbursed by the Administrator from the Project Company’s funds, subject to the consent of the Project Company and the Administrative Agent as outlined in Section 4.01(c). The Administrator shall be reimbursed for all reasonable expenses that the Administrator incurs in connection with performance of its obligations under this Agreement (not including any cost of retaining Service Providers to perform Core Duties, internal general and administrative overhead expenses, or the salaries of or benefits provided to any of the Administrator’s employees), subject to the consent of the Project Company to the extent required pursuant to Section 4.01(c).

(c)          Consent. The Administrator shall obtain the Project Company’s prior written consent before incurring any single expense hereunder in excess of Fifty Thousand Dollars ($50,000) and/or aggregate annual expenses of One Hundred Fifty Thousand Dollars ($150,000) unless such expenses are included in the Approved Budget or any variance thereof that has been approved by the Project Company and, prior to the Discharge Date, the Administrative Agent; provided, however, that consent shall not be required (i) as to any Emergency Expenditure or (ii) for reimbursement of the Administrator for any expense of a Service Provider (incurred in accordance with this Agreement) which, for the convenience of the Project Company, performs services by contract with the Administrator rather than directly with the Project Company, provided that the Project Company has consented to such arrangement. For this purpose, an “Emergency Expenditure” shall mean an expense with respect to the Project Company or the Wind Farm that is not included in an Approved Budget or any approved variance therefrom and that is incurred, in the reasonable judgment of the Administrator, to avoid or to mitigate a material risk of physical injury to any person, a material financial loss or damage to the Project Company or the Wind Farm or a violation of law. The Administrator shall give prompt written notice to the Project Company of any Emergency Expenditure.

Section 4.02   Billing and Payment. Within fifteen (15) days following the Administrator’s submission of an invoice to the Project Company reflecting any expenses due and payable by the Project Company (and including material identifying and substantiating, in reasonable detail, the nature of such expenses and the basis for reimbursement thereof), or reflecting the Wind Farm Services Fee, the Project Company shall:

(a)         Approve such payment to the Administrator of the expenses plus the portion of the Wind Farm Services Fee specified in such invoice, less any portion of such expenses that the Project Company disputes in good faith;

(b)         With respect to any disputed portion of such invoice, provide the Administrator with a written statement explaining, in reasonable detail, the basis for such dispute. The parties shall attempt to resolve any such disputed portion in accordance with Article VI hereof; and

(c)   Any amount owed hereunder that remains unpaid more than ten (10) days after the date such amount is due and payable under this Agreement shall accrue interest at the Reference Rate beginning on the first (1st) day after such amount became due and payable.

Section 4.03   Records. The Administrator shall retain copies of invoices submitted by it under Section 4.02 and of any third party invoices or similar documentation contained or reflected therein, for a minimum period of three (3) years or such longer period to the extent required by law.

ARTICLE V

DELAYS; FORCE MAJEURE

Section 5.01   Delays. If the Administrator becomes aware of any event or circumstance that could prevent its performance of any of its obligations under this Agreement, the Administrator shall give prompt notice thereof to the Project Company. The Administrator shall attempt in good faith to minimize any such delay; provided, however, that the Administrator shall not be obligated to undertake or perform any actions that are prohibited by contract or any applicable law or that would expose the Administrator to any material liability or to any material expense that is not reasonably expected to be promptly reimbursed or indemnified hereunder.

Section 5.02   Force Majeure. The Administrator will not be liable for, or be in default under this Agreement, as a result of the Administrator’s failure or inability to perform any of the Administrator’s obligations under this Agreement to the extent that such failure or inability is caused by an event of Force Majeure. If the Administrator claims there is a Force Majeure event, the Administrator will notify the Project Company in writing and state in detail the nature and cause of the event as soon as possible after the Administrator becomes aware of the event.

ARTICLE VI

DISPUTE RESOLUTION

Section 6.01   Procedure. The parties shall attempt, in good faith, to resolve or cure all disputes (including disputes with respect to claimed Events of Default) by mutual agreement in accordance with this Article VI before initiating any legal action or attempting to enforce any rights or remedies hereunder (including termination), at law or in equity (regardless of whether this Article VI is referenced in the provision of this Agreement which is the basis for any such dispute). If there is a dispute as to whether an Event of Default has occurred or if any other dispute under this Agreement has arisen, either party may give notice thereof to the other party which notice shall describe in reasonable detail the basis and specifics of the alleged Event of Default or dispute. Within five (5) days after delivery of such notice, the designated representatives of both parties shall meet to discuss and attempt to resolve or cure such dispute or claimed Event of Default. If such representatives are unable to resolve the dispute or claimed Event of Default within fifteen (15) days after delivery of such notice, the matter shall be referred to a “Senior Officer” of the Administrator and a “Senior Officer” of the Project Company for a resolution or cure. If such Senior Officers are unable to agree on an appropriate cure or resolution within ten (10) days after the matter has been referred to them, the Project Company shall be so informed by the Administrator and the parties may have recourse to mediation, arbitration or other alternative dispute resolution device of their mutual selection. If the parties cannot agree on an alternative dispute resolution device, each party may pursue its legal remedies.

Section 6.02   Continuation of Work. Pending final resolution of any dispute, the parties shall continue to fulfill their respective obligations under this Agreement; provided, however, that the Project Company may withhold any amount that is the subject of dispute from any payment otherwise due hereunder during the pendency of any dispute resolution proceeding. If the Administrator prevails in such dispute, the Project Company shall immediately pay to the Administrator the unpaid amount in dispute with interest thereon, which interest shall accrue, at the Reference Rate, for each day from and including the date on which such amount was originally due to, but excluding, the date of actual payment thereof.

ARTICLE VII

COMMENCEMENT AND TERMINATION

Section 7.01   Term. Except as may otherwise be provided herein, this Agreement shall commence on the Effective Date and remain in full force and effect following the Effective Date until and including the earlier of (A) the sale by the Project Company of the Wind Farm and the completion of all administrative duties necessary or desirable in connection with the winding up of the Project Company’s affairs and (B) the twenty-fifth (25th) anniversary of the Effective Date (the “Term”). In connection with the expiration of the Term or any termination pursuant to Section 7.03, the Administrator shall cooperate with all reasonable requests of the Project Company in connection with the transition of administrative services performed by the Administrator to the entity selected by the Project Company to undertake such services after such expiration or termination of the Term. Following any termination, the Administrator shall not be entitled to the Wind Farm Services Fee (or any other fees or reimbursement expenses other than reimbursement of reasonable expenses incurred by the Administrator in connection with the transition of the administrative services pursuant to the immediately preceding sentence) for the period after such termination, except in connection with a termination under Section 7.03(b)-(d) and 8.03 relating to an Event of Default by the Project Company.

Section 7.02   Renewals. The Project Company and the Administrator may agree to renew this Agreement beyond the Term, for additional terms that are to be agreed upon in a written agreement, executed by all parties hereto, and, once adopted, such agreement will become an integral part of this Agreement.

Section 7.03   Early Termination. Subject to Section 7.01, this Agreement may not be terminated except:

(a)   by mutual agreement of the parties; or

(b)   pursuant to the remedy provisions of Section 8.03; or

(c)   upon the occurrence of the sale or transfer (i) by NRG South Trent Holdings LLC of 100% of the membership interests NRG South Trent Holdings LLC owns in the Project Company (including pursuant to a private secured party sale under Section 9-610 of the Uniform Commercial Code as enacted in New York) or (ii) by the Project Company of all or substantially all of the assets of the Project Company, and in each such case, for a period of sixty (60) days thereafter (the “Sale Termination Option Period”), in which case, Project Company (or its transferee upon an assignment of this Agreement to transferee in connection with a sale or transfer of all or substantially all of the assets of Project Company to transferee) will have the right to terminate this Agreement, at its option, by providing sixty (60) days’ prior written notice to the Administrator of the Project Company’s (or, if applicable, its transferee’s) election to terminate this Agreement in accordance with this Section 7.03(c), which notice will state the effective date of termination and reference this Section 7.03(c); provided that, in order for any such termination to be effective, the Project Company (or the applicable buyer or transferee) shall pay the Administrator all amounts payable hereunder by the Project Company up through the effective date of termination, together with an amount equal to fifty percent (50%) of the Wind Farm Services Fee payable for the entire Fiscal Year (unprorated and assuming the Fiscal Year is a full calendar year) in which such termination occurs; and provided, further, that upon the expiration of the Sale Termination Option Period, if Project Company (or, if applicable, its transferee) shall not have exercised its right to terminate this Agreement in accordance with this Section 7.03(c), or if Project Company (or, if applicable, its transferee) shall have so exercised its right to terminate this Agreement but fails to make the payments required by this Section 7.03(c) by the time required by this Section 7.03(c), this Section 7.03(c) shall be void and have no further force or effect. For the avoidance of doubt, fifty percent (50%) of the Wind Farm Services Fee equals One Hundred Thousand Dollars ($100,000) plus any applicable adjustment to reflect changes in the GDP Implicit Price Deflator in accordance with Section 4.01(a); or

(d)   in addition to the terms of Section 7.03(c), the Project Company may also terminate this Agreement for convenience at any time during the stated term hereof upon sixty (60) days’ written notice to the Administrator, provided, that, in order for such termination to be effective, the Project Company shall pay the Administrator all amounts payable hereunder by the Project Company through the effective date of termination, and shall in addition pay (i) the Wind Farm Services Fee, provided this Agreement is terminated pursuant to this Section 7.03(d) on or before January 1, 2012, or (ii) 50% of the Wind Farm Services Fee, provided this Agreement is terminated pursuant to this Section 7.03(d) after January 1, 2012. For the avoidance of doubt, the Wind Farm Services Fee equals Two Hundred Thousand Dollars ($200,000) plus any applicable adjustment to reflect changes in the GDP Implicit Price Deflator in accordance with Section 4.01(a), and 50% of the Wind Farm Services Fee equals One Hundred Thousand Dollars ($100,000) plus any applicable adjustment to reflect changes in the GDP Implicit Price Deflator in accordance with Section 4.01(a).

ARTICLE VIII

DEFAULT

Section 8.01   Events of Default. Except as provided for in Article VI, Dispute Resolution, the following events shall be deemed to be events of default (“Events of Default”) by either party under this Agreement regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceeding that has or might have the effect of preventing such party from complying with the terms of this Agreement:

(a)   Failure by a party hereto to make any payment required to be made hereunder (including, for the avoidance of doubt, payments to be made by such party to a third party), if such failure shall continue for twenty (20) days after written notice thereof has been given to the non-paying party; or

(b)   Failure to comply in any material respect with any material term, provision or covenant of this Agreement (other than the payment of sums to be paid by a party hereunder (including, for the avoidance of doubt, payments to be made by such party to a third party)), if such failure continues for thirty (30) days after written notice thereof has been given to the non-performing party; provided, however, that if such failure cannot reasonably be cured within such thirty (30) days and the non-performing party has commenced, and is diligently pursuing in good faith, to cure such failure, such thirty (30) day period shall be extended for such longer period as shall be necessary for such party to cure the failure, but in no event shall be extended for more than sixty (60) days without the prior written mutual agreement of the parties.

Section 8.02   Bankruptcy. Subject to the rights or remedies it may have, either party shall have the right to terminate this Agreement, effective immediately, if, at any time, (i) the other party shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or law relating to bankruptcy, insolvency or other relief for debtors, whether federal or state, or shall seek, consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of its properties or (ii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or law relating to bankruptcy, insolvency or other relief for debtors, whether federal or state, and such party shall consent to or acquiesce in the entry of such order, judgment or decree, or the same shall remain unvacated and unstayed for an aggregate of sixty (60) days from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of its properties shall be appointed without the consent of or acquiescence of such party and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days. The terms “acquiesce” and “acquiescence”, as used herein, include, but are not limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within the time specified by law.

Section 8.03   Remedies. If (i) an Event of Default occurs hereunder and such Event of Default is not cured in accordance with the requirements of Section 8.01 or (ii) an event described in Section 8.02 occurs and such event is not cured in accordance with Section 8.02, then subject to resolution pursuant to Section 6.01 of any dispute as to the existence of such event (in the case of Section 8.02) or Event of Default (in the case of Section 8.01), this Agreement may be terminated immediately by the non-defaulting party, without obligation to or recourse by the defaulting party. If a termination pursuant to this Section 8.03 occurs, the terminating party shall have all rights and remedies allowed at law or in equity, subject however, to the specific limitations of liability set forth in Article IX.

ARTICLE IX

INDEMNIFICATION AND LIMITATION OF DAMAGES

Section 9.01   Indemnification.

(a)   The Project Company shall indemnify and hold the Administrator, its Affiliates (except for the Project Company) and each of their respective officers, members and employees (each an “Administrator Protected Party”) harmless from any damage, loss, liability or expense (including reasonable attorneys’ fees) incurred by the Administrator Protected Party as a result of the Administrator’s performance of its obligations under this Agreement, except to the extent such damage, loss, liability or expense results from any Administrator Protected Party’s willful misconduct, gross negligence, or breach of its obligations under this Agreement.

(b)   The Administrator shall indemnify and hold the Project Company, its Affiliates (except for the Administrator) and each of their respective officers, members, directors and employees (each a “Project Company Protected Party”) harmless from any damage, loss, liability or expense (including reasonable attorneys’ fees but subject to the limitations of Section 9.02, below) incurred by the Project Company Protected Party as a result of the Administrator’s breach of its obligations under this Agreement except to the extent such damage, loss, liability or expense results from any Project Company Protected Party’s willful misconduct, gross negligence, or breach of its obligations under this Agreement.

Section 9.02   Limitation on Liability; Exclusion of Consequential Damages. The Administrator’s total liability during the term of this Agreement to the Project Company Protected Parties in any Fiscal Year on all claims of any kind, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, for all losses or damages arising out of connected with, or resulting from this Agreement or from the performance or breach thereof, or from any services covered by or furnished during the term of this Agreement, shall in no case exceed the Wind Farm Services Fee for such Fiscal Year; provided, however, the foregoing limitation on liability shall not apply to (i) damage to a Project Company Protected Party caused by the gross negligence or willful misconduct of the Administrator with respect to the subject matter of this Agreement, (ii) amounts owed to third parties for which Administrator is obligated to indemnify a Project Company Protected Party under this Agreement, but only to the extent any such amount is covered by insurance obtained by the Administrator, or (iii) any amounts recoverable by Administrator as an insurance payment. Neither party shall be liable hereunder for punitive, consequential or intangible damages of any nature including, but not limited to, damages for lost profits or revenues or the loss or use of such profits or revenues, loss by reason of plant shutdown or inability to operate at rated capacity, increased operating expenses of plant or equipment, increased costs of purchasing or providing equipment, materials, labor, services, costs of replacement power or capital, debt service fees or penalties, inventory or use charges, damages to reputation, damages for lost opportunities or claims of customers, members or affiliates, regardless of whether said claim is based upon contract, warranty, tort (including negligence and strict liability) or other theory of law. For purposes of this section, loss of production tax credits under Section 45 of the Internal Revenue Code of 1986, as amended, associated with production to the extent lost as a result of breach of the Administrator’s duties hereunder shall not constitute consequential damages notwithstanding the fact that the underlying loss of production constitutes consequential damage for which no recovery is permitted.

Section 9.03   Supremacy. The provisions expressed in this Article IX shall prevail over any conflicting or inconsistent provisions contained elsewhere in this Agreement and shall survive termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01  Assignment.

(a)   By the Administrator: The Administrator may not assign this Agreement without the prior written consent of the Project Company, except that the Administrator may, without such consent, assign this Agreement (i) to any Affiliate or (ii) to any Person that has (or whose obligations under this Agreement are guaranteed by an entity that has) Relevant Experience.

(b)   By the Project Company: This Agreement may be assigned by the Project Company to a successor owner of the Wind Farm without the prior consent (written or otherwise) of the Administrator; provided, that no such assignment shall impair the rights of the Administrator to operate the Wind Farm pursuant to this Agreement. The Project Company may pledge, collaterally assign, or encumber its rights under this Agreement to any lender of the Project Company. In such event, the Administrator agrees to execute a consent to assignment in form and substance reasonably acceptable to the Administrator and consistent with then-current financing practices. The Administrator also agrees that it shall, at any time and from time to time during the term of this Agreement, after receipt of a written request by the Project Company, execute and deliver to the Project Company and/or its lender, such estoppel statements as may reasonably be requested.

Section 10.02  Authorization. Except as expressly authorized in writing by the Project Company, or as contemplated under the Administrative Services, the Administrator shall not have the right or the obligation to create any obligation or to make any representation on behalf of the Project Company.

Section 10.03  Governing Law, Jurisdiction, Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to conflicts of law principles (except for Section 5-1401 of the New York General Obligations Law).

Section 10.04  Independent Contractor. Nothing contained in this Agreement and no action taken by any party to this Agreement shall be (A) deemed to constitute any party or any of such party’s employees, agents or representatives to be an employee, agent or representative of any other party; (B) deemed to create any company, partnership, joint venture, association or syndicate among or between any of the parties; or (C) except as contemplated under the Administrative Services, deemed to confer on any party any expressed or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of any other party, except as expressly authorized in writing. Notwithstanding anything to the contrary in this Section, each party acknowledges that it expects that communications between the parties and between either party and outside legal counsel in connection with legal services supervised, monitored and/or enforced by the Administrator pursuant to Section 2.02(j) hereof are privileged communications to which the attorney-client privilege will attach.

Section 10.05  Notice. All notices, requests, consents, demands and other communications (collectively “notices”) required or permitted to be given under this Agreement shall be in writing signed by the party giving such notice and shall be given to each party at its address or fax number set forth in this Section 10.05 or at such other address or fax number as such party may hereafter specify for such purpose by notice to the other party and shall be either delivered personally or sent by fax or telegraph or registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service. A notice shall be deemed to have been given (i) when transmitted if given by fax or telegraph or (ii) when delivered, if given by any other means. Notices shall be sent to the following addresses:

To the Administrator:

NRG Texas Power LLC

1301 McKinney, 23rd Floor

Houston, TX 77010

Telephone: 713-795-6405

Facsimile: 713-795-6233

Attention: Senior Vice President

With a copy to:

NRG Texas Power LLC

1301 McKinney, 23rd Floor

Houston, TX 77010

Telephone: 713-795-6235

Facsimile: 713-795-7444

Attention: General Counsel

To the Project Company:

South Trent Wind LLC

1301 McKinney, 23rd Floor

Houston, TX 77010

Telephone: 713-795-6405

Facsimile: 713-795-6233

Attention: Senior Vice President

With a copy to:

South Trent Wind LLC

1301 McKinney, 23rd Floor

Houston, TX 77010

Telephone: 713-795-6235

Facsimile: 713-795-7444

Attention: General Counsel

Section 10.06  Usage. This Agreement shall be governed by the following rules of usage: (i) a reference in this Agreement to a Person includes, unless the context otherwise requires, such Person’s successors and permitted assignees; (ii) a reference in this Agreement to a law, license, or permit includes any amendment, modification or replacement to such law, license or permit; (iii) accounting terms used in this Agreement shall have the meanings assigned to them by GAAP; (iv) a reference in this Agreement to an article, section, exhibit, schedule or appendix is to an article, section, exhibit, schedule or appendix of this Agreement unless otherwise stated; (v) a reference in this Agreement to any document, instrument or agreement shall be deemed to include all appendices, exhibits, schedules and other attachments thereto and all documents, instruments or agreements issued or executed in substitution thereof, and shall mean such document, instrument or agreement, or replacement thereof, as amended, modified and supplemented from time to time in accordance with its terms and as the same is in effect at any given time; (vi) unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and (vii) the words “include” and “including” and words of similar import used in this Agreement are not limiting and shall be construed to be followed by the words “without limitation”, whether or not they are in fact followed by such words.

Section 10.07  Entire Agreement. This Agreement (including all appendices and exhibits hereto) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.

Section 10.08  Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by the party against which the enforcement of such termination, amendment, supplement, waiver or modification is sought.

Section 10.09  Confidential Information.

(a)   Except as required by applicable law or explicitly required or permitted by this Agreement, no party shall, without the prior written consent of the other party, disclose any confidential information obtained from the other party to any third parties, other than (i) to consultants or to employees who have agreed to keep such information confidential as contemplated by this Agreement and who are reasonably believed to need the information to assist such party with the exercise or performance of any rights and obligations provided to, or imposed upon, such party in such document or (ii) to the Internal Revenue Service or any state taxing authority in connection with an audit by the Internal Revenue Service or such taxing authority involving such parties’ interest in the Project Company.

(b)   This Section 10.09 does not apply to information that the receiving party can demonstrate is presently a matter of public knowledge or which is or becomes available as a matter of public knowledge from a source which is not known to be prohibited from disclosing such information. In the event that a party is requested or required by legal or regulatory authority to disclose any confidential information, the party shall promptly notify the disclosing party of such request or requirement prior to disclosure so that the disclosing party may seek an appropriate protective order. Notwithstanding any other provision of this Agreement, the receiving party shall have the right to disclose only so much of the confidential information as, in the advice of its legal counsel, the receiving party is legally required to disclose. In such an event, the receiving party agrees to use good faith efforts to ensure that all confidential information that is so disclosed will be accorded confidential treatment.

Section 10.10  Discharge of Obligations. With respect to any duties or obligations discharged hereunder by the Administrator, the Administrator may discharge such duties or obligations through the personnel of an Affiliate of the Administrator; provided that, notwithstanding the foregoing, the Administrator shall remain fully liable hereunder for such discharged duties and obligations.

Section 10.11  Third Party Beneficiaries. Except as otherwise expressly stated herein, this Agreement is intended to be solely for the benefit of the parties hereto and their permitted assignees and is not intended to and shall not confer any rights or benefits to the general public or any other third party not a signatory hereto.

Section 10.12  Severability. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 10.13  Binding Effect. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and permitted assigns. Subject to Section 10.11, nothing in this Agreement, whether express or implied, shall be construed to give any Person other than a party hereto any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

Section 10.14  Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Project Company and the Administrator have caused this Agreement to be executed as of the date first above written.

SOUTH TRENT WIND LLC

By:	/s/ Arun Banskota
	Name:	Arun Banskota
	Title:	Vice President

Signature Page to Project Administration Agreement

NRG TEXAS POWER LLC

By:	/s/ Arun Banskota
	Name:	Arun Banskota
	Title:	Vice President

Signature Page to Project Administration Agreement